Exhibit 99

FOR IMMEDIATE RELEASE

June 15, 2012

THE EASTERN COMPANY SET TO JOIN RUSSELL GLOBAL INDEX

Naugatuck, CT–The Eastern Company (NASDAQ-EML) is set to join the Russell Global Index when Russell Investments reconstitutes its comprehensive set of global equity indexes on June 25, in accordance with a preliminary list of additions posted June 8 on www.russell.com.

Membership in the Russell Global Index, which remains in place for one year, means automatic inclusion in the appropriate large-cap, small-cap, all-cap indexes as well as the applicable style, sector and country indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“We are very pleased with the announcement that we will be included in the Russell 2000® Index” said The Eastern Company’s Leonard F. Leganza, Chairman, President and CEO, “We believe the Company has performed well, and will continue to perform very well through these difficult economic times.  To have the Company recognized in this way is a tribute to the hard work and dedication of all our employees throughout the world.”

Russell indexes are widely used by investment managers and institutional investors for index funds as well as benchmarks for both passive and active investment strategies. In the institutional marketplace, an industry-leading $3.9 trillion in assets currently are benchmarked to them.

The Russell Global Index, which captures approximately 98% of invested securities globally, is reconstituted annually and all sub-indexes are recalibrated simultaneously to accurately measure current market realities for each market segment. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

Russell launched the Russell Global Index in 2007, leveraging the popular methodology from its U.S. indexes. The broad-market Russell 3000® Index serves as the U.S. component to the Russell Global Index.

Total returns data for the Russell Global Index and other Russell Indexes is available at http://www.russell.com/indexes/data/Global_Equity/russell_global_returns.asp.

The Eastern Company is a 154-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.

About Russell:

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed, multi-asset portfolios and services that include advice, investments and implementation. Working with institutional investors, financial advisors and individuals, Russell’s core capabilities extend across capital markets insights, manager research, Indexes, portfolio implementation and portfolio construction.

Russell has approximately $155 billion in assets under management (as of 3/31/2012) and works with 2,400 institutional clients, more than 580 independent distribution partners and advisors, and individual investors globally. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                  Leonard F. Leganza or John L. Sullivan III
(203) 729-2255